SIXTH AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Sixth Amendment to Asset Purchase Agreement (this “Amendment”), is dated as of September 6, 2006, by and between CENTURY REALTY TRUST, BEECH GROVE APARTMENTS, L.P., CENTURY REALTY PROPERTIES, L.P., HAMPTON COURT APARTMENTS, L.P., CHARTER OAKS ASSOCIATES, LLC, SHEFFIELD SQUARE APARTMENTS, L.P., BARCELONA APARTMENTS, L.P., and WEST WIND TERRACE APARTMENTS, L.P. (collectively, “Seller”) and BUCKINGHAM PROPERTIES, INC. (“Purchaser”).

RECITALS:

A.        Seller and Purchaser entered into that certain Asset Purchase Agreement, dated as of March 17, 2006 (as heretofore amended, the “Agreement”), with respect to the purchase and sale of several apartment communities and commercial buildings located in the State of Indiana.

B.         Seller and Purchaser have entered into several amendments to the Agreement, including the Fourth Amendment to Asset Purchase Agreement (“Fourth Amendment”), which provided that the Carmel Industrial Property (as defined in the Agreement before the effective date of the Fourth Amendment, the “Carmel Industrial Property”) would be excluded from the transaction and all references thereto would be deleted.

C.         Seller and Purchase now desire to further amend the Agreement to reincorporate the Carmel Industrial Property into the transaction, as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.         Purchase Price.  The "Purchase Price" (as defined in the Agreement) is hereby increased to Fifty-Nine Million Five Hundred Seventy Five Thousand Dollars ($59,575,000), which incorporates an allocation of One Million Four Hundred Seventy Five Thousand Dollars ($1,475,000) for the Carmel Industrial Property reflecting a Seventy-Five Thousand Dollar ($75,000) discount to the original Carmel Industrial Property allocation.

2.         Carmel Industrial Property.  The Carmel Industrial Property shall be reincorporated as a part of the purchase and sale contemplated by the Agreement, but at a discounted allocation.  All references and information related to the Carmel Industrial Property that appeared in Exhibit A, Exhibit B and Schedule 1 of the Agreement before the effective date of the Fourth Amendment are hereby re-inserted, but amended to reflect a One Million Four Hundred Seventy Five Thousand Dollars ($1,475,000) allocation instead of One Million Five Hundred Fifty Thousand Dollars ($1,550,000) allocation and such Exhibits and Schedules are hereby modified accordingly to account for such incorporation.

3.         No Other Changes.  Except as modified by this Amendment, the Agreement, as amended, shall remain in full force and effect. If there is a conflict between the terms of this Amendment and the terms of the Agreement, then the terms of this Amendment shall govern.

4.          Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  To facilitate delivery of this Amendment, the parties may deliver and exchange counterparts of this Amendment by telephone, facsimile or by e-mail, with the same force and effect as an original.

[Signatures Follow]

                IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first written above.

PURCHASER: Buckingham Properties, Inc. By: /s/Christopher W. Myrvold Christopher W. Myrvold, CFO/Authorized Agent
SELLER: Century Realty Trust By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President and Chief Executive Officer	Beech Grove Apartments, L.P. By CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Century Realty Properties, L.P. By: Century Realty Trust, G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President	Hampton Court Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Charter Oaks Associates, LLC By: Century Realty Trust Managing Member By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President	Sheffield Square Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President